Exhibit 99.1

TOR Minerals Announces Third Quarter 2005 Financial Results

CORPUS CHRISTI, Texas, November 1, 2005 -- TOR Minerals International (Nasdaq:TORM), producer of natural titanium dioxide pigments and specialty aluminas, today announced its financial results for the third fiscal quarter ended September 30, 2005.  The Company reported a net loss available to common shareholders of ($331,000), or ($0.04) per fully diluted share, on net sales of $6,498,000.  This compares with net income available to common shareholders of $458,000, or $0.06 per fully diluted share, on net sales of $9,444,000 for the quarter ended September 30, 2004.

For the nine-month period ended September 30, 2005, the Company reported net income available to common shareholders of $425,000, or $0.05 per share, versus $863,000, or $0.11 per share, for the first nine months of 2004.  Net sales for the nine-month period ended September 30, 2005 were $22,584,000 versus $21,834,000 reported for the same period in 2004.

Third quarter results were negatively impacted by the previously announced suspensions of manufacturing operations at both the Netherlands and Corpus Christi facilities.  The under-absorption of fixed costs related to these suspensions was the main contributor to the quarterly loss.  In addition, other factors including a higher effective consolidated tax rate and inventory adjustments contributed to the loss in third quarter 2005.

"The Netherlands plant (TP&T) has operated continuously and without significant problems since late July and I am pleased that TP&T is now profitable" said Richard L. Bowers, President and Chief Executive Officer.  "The Corpus Christi operation was adversely affected by the hurricanes and by late developing maintenance issues in the new HITOX system.  Those issues have caused more operational down time than initially anticipated which has in turn required significant quantities of HITOX to be produced in the old, gas consuming system.   The plant is working its way through them and production rates are improving.  This learning experience, to be expected with new technology, will eventually contribute to both lower costs and increased capacity.  Our expectations for HITOX have not diminished," Bowers said.

            TOR Minerals will host a conference call at 4 p.m. Central Time on November 1 to further discuss third quarter results. The call will be simultaneously webcast, and can be accessed via the News section on the Company's website at www.torminerals.com.

            Based in Corpus Christi, Texas, TOR Minerals is an international manufacturer of specialty mineral products for high performance applications with plants and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties.  There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

Contact for Further Information:

David Mossberg

Beacon Street Group, LLC

(817) 310-0051

Tables Follow

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TOR Minerals International, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except per share amounts)

	September 30,	December 31,
	2005	2004
	(Unaudited)
ASSETS
Current Assets	$13,544	$12,446
Property, plant and equipment, net	19,715	18,988
Goodwill, net	1,754	1,981
Other assets	19	219
Total Assets	$35,032	$33,634

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$6,482	$6,911
Long-term debt, excluding current maturities	5,461	3,731
Deferred tax liability	508	279
Total Liabilities	12,451	10,921
Shareholders' equity	22,581	22,713
Total Liabilities & Shareholders' Equity	$35,032	$33,634

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TOR Minerals International, Inc.
Condensed Consolidated Income Statements
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
NET SALES	$6,498	$9,444	$22,584	$21,834
Cost of sales	5,434	7,683	17,797	16,916
GROSS MARGIN	1,064	1,761	4,787	4,918
Technical services and research and development	96	92	304	299
General, administrative and selling expenses	1,047	1,059	3,366	3,382
OPERATING INCOME (LOSS)	(79)	610	1,117	1,237
OTHER INCOME (EXPENSE):
Interest expense, net	(103)	(78)	(279)	(155)
Other, net	(64)	2	(101)	(31)
INCOME (LOSS) BEFORE INCOME TAX	(246)	534	737	1,051
Income tax expense	70	61	267	147
NET INCOME (LOSS)	$(316)	$473	$470	$904
Less: Preferred Stock Dividends	15	15	45	41
Income (Loss) Available to Common Shareholders	$(331)	$458	$425	$863
Income (loss) per common shareholder:
Basic	$(0.04)	$0.06	$0.05	$0.11
Diluted	$(0.04)	$0.06	$0.05	$0.11

Weighted average common shares and equivalents outstanding
Basic	7,821	7,779	7,808	7,719
Diluted	8,128	8,052	8,127	8,013

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